Exhibit 10.1
SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amendment to Amended and Restated Employment Agreement (this “Amendment”), is made as of August 1, 2023, among MEDIAALPHA, INC., a Delaware corporation (“Parent”), QUOTELAB, LLC, a Delaware limited liability company (the “Company”), and STEVEN YI (the “Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS
    A.    WHEREAS, Parent, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement dated as of October 27, 2020, as amended by that certain First Amendment to Amended and Restated Employment Agreement dated as of March 22, 2022 (as so amended, the “Employment Agreement”); and
    B.    WHEREAS, the parties desire to amend certain provisions of the Employment Agreement, as more particularly set forth herein.
AGREEMENT
    In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
1.    Amendment of Section 4(b). Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
    “(b)    Base Salary. The Company shall pay the Executive a base salary at the rate of $550,000 per annum (as increased from time to time pursuant to this Section 4(b), “Base Salary”). Effective for Base Salary earned on and after September 15, 2023, such Base Salary shall be paid in a combination of cash and restricted stock unit awards, as provided in and determined pursuant to this Section 4(b). The Executive’s Base Salary shall be subject to annual review by the Board or the Compensation Committee of the Board (the “Committee”) in the first calendar quarter of each year during the Employment Term following the Effective Date, and may be increased, but not decreased below its then current level, from time to time by the Board or the Committee.
        (i)    Cash Salary. Effective for Base Salary earned on and after September 15, 2023, the Company shall pay the Executive such Base Salary in the form of cash at the greater of (A) the rate of $70,000 per annum or (B) the rate of the minimum salary per annum required for the Executive to qualify as an exempt employee under applicable law (the “Cash Salary”). Such cash payment shall be made in accordance with the Company’s regular payroll practices, as such practices may be modified from time to time.
        (ii)    Equity Salary. For each calendar quarter beginning with September 15, 2023, the difference between the Executive’s projected (x) Base Salary for such quarter and (y) Cash Salary for such quarter (such difference for such quarter, the “Equity Salary”) shall be paid in the form of a restricted stock unit award with respect to Parent’s Class A common stock determined in accordance with the provisions of this Section 4(b)(ii) (each such award, a “Salary RSU Award”). For avoidance of doubt, each such Salary RSU Award shall be in addition to the Annual Awards contemplated by Section 4(d) below.

(A)    A Salary RSU Award shall be granted effective on September 15, 2023 and each calendar quarter anniversary thereof (for example, December 15th, 2023, March 15th, 2024, June 15th, 2024 and so on). Each such Salary RSU Award shall vest in full on the three (3) month anniversary of its effective grant date, subject to the Executive’s continued employment through such anniversary.
(B)    The number of shares of Parent’s Class A common stock covered by each such Salary RSU Award shall be determined by dividing (x) the Equity Salary corresponding to the relevant calendar quarter covered by such Salary RSU Award by (y) the average closing price of a share of Parent’s Class A common stock for the twenty (20) trading day period ended on the Friday immediately preceding the effective grant date of such Salary RSU Award (and, if such Friday is not a business day, the business day immediately preceding such Friday).
(C)    Each such Salary RSU Award shall be subject to the terms of the Omnibus Plan and the applicable award agreement approved by the Committee. Notwithstanding anything to the contrary herein or in the Omnibus Plan, the applicable award agreement or otherwise, in the event of a termination of the Executive’s employment with the Company for any reason, a prorated portion of any outstanding and unvested Salary RSU Award shall vest. Such prorated portion shall be determined by dividing (x) the number of days during the original vesting period applicable to such Salary RSU Award prior to and including such termination by (y) the total number of days during such original vesting period. Any portion of such Salary RSU Award that remains unvested after the application of the preceding sentence shall be forfeited for no consideration. Notwithstanding anything to the contrary herein or in the Omnibus Plan, the applicable award agreement or otherwise, no Salary RSU Award shall be subject to any other vesting acceleration, including pursuant to the Employment Agreement, the applicable award agreement or the Omnibus Plan.
(D)    The Committee may determine, in its sole discretion and prior to any calendar quarter, to pay 100 percent (100%) of the Base Salary corresponding to such calendar quarter in the form of cash. In the event of such determination, the provisions of this Section 4(b) relating to a Salary RSU Award for such calendar quarter shall be null and void.
2.    Amendment and Ratification. Except as specifically amended hereby, all terms, conditions, covenants, representations, and warranties contained in the Employment Agreement shall remain in full force and effect and shall be binding upon the parties.

3.    Entire Agreement. The Employment Agreement (including the Schedules thereto), in each case as amended hereby, together with the Executive’s Confidential Information and Inventions Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

4.    Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

5.    Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

6.    Facsimile or .pdf Signature. This Amendment may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.
MEDIAALPHA, INC.

By: /s/ Patrick R. Thompson
Name: Patrick R. Thompson
Title: Chief Financial Officer
QUOTELAB, LLC

By: /s/ Patrick R. Thompson
Name: Patrick R. Thompson
Title: Chief Financial Officer

EXECUTIVE
/s/ Steven Yi
    Steven Yi

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